Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Fiscal First Quarter Results

Herndon, VA—March 8, 2006--SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of turnkey appliance servers, network security and infrastructure solutions, and professional IT services today announced financial results for its 2006 fiscal first quarter, which ended January 31, 2006. Revenues for the quarter were $6,662,655 compared to $9,063,593 in the fiscal first quarter of 2005. The fiscal 2006 first quarter net loss was ($830,884) compared to a net profit of $414,793 in the first quarter of 2005. Net loss per share was ($.06) compared to a profit of $.03 per share in 2005.

“As previously anticipated and disclosed, certain new first quarter orders did not occur soon enough to contribute to first quarter revenues,” said Thomas P. Dunne, SteelCloud Chairman and CEO. “Historically our new government business has been weak in the first quarter; however, the situation was exacerbated this year as many federal agency fiscal budgets were not approved until late into our first quarter. New orders in the quarter did increase for the fourth consecutive quarter and we expect this trend to continue in the foreseeable future. At the same time, Q1 sales and profits were below plan and this situation, albeit to a lesser degree, will continue into Q2. For the remainder of the year, our plans call for revenue growth and a return to quarterly profitability by year-end.”

Going forward, the Company disclosed a number of new initiatives coming to realization. SteelWorksTM, a new family of proprietary software applications, addresses critical issues facing its appliance customers, such as auto-recovery, upgrades and diagnostics. With SteelWorksTM, customers are able to shorten appliance development time and deliver appliances which work better, are easier to support and deliver a superior customer experience.

The Company’s Audit Compliance System (ACS) is scheduled to enter beta test this month. ACS has undergone extensive testing and has been enhanced considerably since its first introduction. Following successful beta testing, the Company anticipates a market launch in July 2006.

In the integration market, the Company is collaborating with Intel® on a number of fronts, especially within the Department of Defense (DOD). In one case, the two companies have delivered new embedded technology that could literally change how the DOD secures its routine data transmissions.

SteelCloud and Intel® are also bringing advanced blade technology products to the DOD market for embedded computer systems. This is a $2.5 billion market that is growing at about 20% annually. The new products challenge computing technologies in the areas of heat, size, power, and performance. The Company and Intel® are already engaged in pursuing new military opportunities in the areas of network centric combat systems, rapid deployment, and mobile warfare such as helicopters, tanks, and shipboard applications. By the end of the current quarter, the Company and Intel® will have established an Advanced Technology Solutions Center at SteelCloud headquarters to showcase these new products for the federal market.

Federal contract vehicles are critical to growing both the Company’s solutions and integration businesses. Federal contracting vehicles are pre-competed contracts that significantly streamline the selling and buying process. At this time, the Company is pursuing new contract vehicles with the U.S. Department of Homeland Security, the U.S. Air Force, the U.S. Army, and NASA.

Fiscal 2006 First Quarter Highlights:

•	Increased backlog. Received in excess of $10 million in new orders during the quarter which increased the backlog.

•	Cash Assets. Cash was approximately $5 million at January 31, 2006. Working capital was $8.5 million.

•	Gross Profits. Gross margins improved to 20% in FY 2006 Q1 from 17% in FY 2005 Q4.

•	Managed Costs. Total operating costs remained relatively flat compared to FY 2005 Q1.

•	New Contracts. The Company received a $3.6 million contract for high-performance appliance servers. The Company also received a multi-year $2.6 million contract from an agency of the Department of Defense for enterprise products and support services.

•	Awards. CA (formerly Computer Associates) named SteelCloud their Enterprise Solutions Provider (ESP) Partner of the Year in North America.

As previously announced, the Company will hold a telephone conference call at 10:00 a.m. EDT on Thursday, March 9, 2006 to discuss the Q1 earnings release. Thomas P. Dunne, SteelCloud Chairman and Chief Executive Officer, will host the call. For investors interested in joining the telephone conference call, please dial 1-800-867-0448; for international calls dial 1-303-262-2050 and reference SteelCloud. A recording of the earnings will be available until 11:59 p.m., April 8, 2006 and will be accessible by dialing 1-800-405-2236 (USA) or 1-303-590-3000 (International) and keying in 11054440.

About SteelCloud

SteelCloud is a leading provider of turnkey appliance servers, network security and infrastructure solutions, and professional IT services. The Company is ISO 9001:2000 certified and has procedures in place for continuous quality improvement in all aspects of its business. SteelCloud’s Appliance Server Group designs and manufactures specialized servers and appliances for volume users, large integrators, and OEM customers. SteelCloud’s Solutions Group delivers IT solutions in the form of security and infrastructure software, appliances, and professional services. In addition, the Company’s Advanced Technology Group designs and develops proprietary SteelCloud software products. Over its 18-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

STEELCLOUD, INC.
CONSOLIDATED BALANCE SHEET

	October 31, 2005	January 31, 2006
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,657,367	$4,983,782
Accounts receivable, net	5,777,154	6,308,313
Inventory, net	1,218,596	2,024,471
Prepaid expenses and other current assets	264,968	251,570
Deferred contract cost	94,549	90,315

Total current assets	14,012,634	13,658,451

Property and equipment, net	1,255,666	1,216,934
Equipment on lease, net	698,285	618,185
Goodwill and other intangible assets, net	4,571,992	4,543,214
Deferred tax asset	400,000	400,000
Other assets	114,060	101,419

Total assets	$21,052,637	$20,538,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,467,028	$3,770,693
Accrued expenses	953,552	966,793
Notes payable, current	70,952	71,103
Unearned revenue	339,537	311,827

Total current liabilities	4,831,069	5,120,416

Notes payable, long-term	63,088	45,249
Other	161,166	164,527

Total long-term liabilities	224,254	209,776

Stockholders’ equity
Preferred stock, $.001 par value: 2,000,000 shares authorized, no shares issued and outstanding at October 31, 2005 and
January 31, 2006	—	—
Common stock, $.001 par value: 50,000,000 shares authorized,
14,449,271 and 14,455,521 shares issued at October 31, 2005
and January 31, 2006, respectively	14,449	14,456
Additional paid in capital	49,579,868	49,621,442
Treasury stock, 400,000 shares at October 31, 2005 and
January 31, 2006, respectively	(3,432,500)	(3,432,500)
Accumulated deficit	(30,164,503)	(30,995,387)

Total stockholders’ equity	15,997,314	15,208,011

Total liabilities and stockholders’ equity	$21,052,637	$20,538,203

STEELCLOUD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended January 31,
	2005	2006
Revenues
Products	$8,223,458	$5,988,038
Services	840,135	674,617

Total revenues	9,063,593	6,662,655

Cost of revenues
Products	5,934,618	4,825,704
Services	591,302	473,914

Total cost of revenues	6,525,920	5,299,618

Gross profit	2,537,673	1,363,037

Selling and marketing	441,985	500,174
Research and product development	213,482	178,363
General and administrative	1,446,344	1,504,036
Amortization of other intangible assets	28,778	28,778

Income (loss) from operations	407,084	(848,314)

Interest income, net	7,709	17,430

Net income (loss)	$414,793	$(830,884)

Earnings (loss) per share (basic and diluted):

Net basic and diluted earnings (loss) per share	$0.03	$(0.06)

Weighted-average shares outstanding, basic	13,835,870	14,049,760
Weighted-average shares outstanding, diluted	14,389,234	14,049,760